                                   Exhibit 23.02

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Macromedia, Inc.:

We consent to incorporation by reference in the registration statement dated September 23, 1998 on Form S-8 of Macromedia, Inc. and subsidiaries of our report dated May 6, 1998, relating to the consolidated balance sheets of Macromedia, Inc. and subsidiaries as of March 31, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1998, and the related schedule which report appears in the March 31, 1998 annual report on Form 10-K of Macromedia Inc. and subsidiaries.


Mountain View, California
September 18, 1998